Exhibit 99.1

Contact
-------
INVESTOR RELATIONS                              MEDIA RELATIONS
John Calhoun, MD, MBA                           Susan W. Specht, MBA
Director, Corporate Communications &            Corporate Communications Manager
 Investor Relations                             (206) 442-6592
(206) 442-6744


FOR IMMEDIATE RELEASE
---------------------

            ZYMOGENETICS REPORTS THIRD QUARTER 2005 FINANCIAL RESULTS
             Product Candidates continue progress in clinical trials

Seattle, WA, November 3, 2005 - ZymoGenetics, Inc. (Nasdaq: ZGEN) today reported its financial results for the third quarter and nine months ended September 30, 2005. The company reported a net loss of $20.4 million, or $0.33 per share, for the quarter ended September 30, 2005, slightly less than the net loss of $22.0 million, or $0.41 per share, reported for the comparable 2004 period. For the nine months ended September 30, 2005, the company's net loss also declined to $62.9 million, or $1.06 per share, from a net loss of $65.4 million, or $1.23 per share, in the comparable 2004 period.

The company's financial condition remained strong as of September 30, 2005, with cash, cash equivalents and short-term investments totaling $378.1 million. The reported amount includes $126.6 million of net proceeds from a follow-on offering of 7.5 million shares of common stock completed in August 2005.

"These are exciting times for our company," said Bruce L.A. Carter, Ph.D., President and Chief Executive Officer of ZymoGenetics. "rhThrombin has entered the final phase of clinical testing, our other product candidates are progressing according to plan and, with the completion of our recent follow-on stock offering, our financial resources enable us to continue to move forward aggressively."

Revenues for the quarter decreased to $7.5 million versus $11.9 million for the same period in the prior year. The decrease was primarily attributable to a decline in milestone payment revenue, which is earned upon the occurrence of discrete events that tend to fluctuate from period to period. Royalty revenues also decreased in the 2005 quarter due to the expiration of insulin patents in certain European countries.

Research and development expenses for the quarter decreased to $22.5 million, compared to $27.0 million for the comparable quarter of 2004. The decrease was attributable to a significant reduction in rhThrombin contract manufacturing costs.

                                         ZymoGenetics Third Quarter 2005 Results
                                                                November 3, 2005
                                                                     Page 2 of 4

General and administrative expenses for the quarter increased to $5.6 million, compared to $4.8 million for the comparable 2004 quarter, reflecting costs associated with the company's planning for product commercialization. Specifically, costs associated with rhThrombin market research and pre-launch planning have increased.

Other income and expense shifted from net expense in the prior year quarter to net other income in the 2005 quarter. This change reflects higher investment income, driven by both higher interest rates and a higher cash and investment balance.

DEVELOPMENT PROGRAMS
The company continued to advance its pipeline of product candidates during the quarter. Following are status updates on clinical-stage development programs.

rhThrombin
After holding an End of Phase 2 meeting in late June, the company's efforts during the quarter shifted to addressing all questions from the FDA reviewers, finalizing the Phase 3 clinical protocol and statistical design, and finalizing site preparations. The first patients in the Phase 3 pivotal study were enrolled and treated in October. The company expects to complete the study in 2006.

TACI-Ig
The company, together with Serono, its collaborative partner, continued to enroll and treat patients with systemic lupus erythematosus (SLE), rheumatoid arthritis (RA) and B cell malignancies in Phase 1b studies. Patient treatment and monitoring in the RA study were completed in September and data analysis is ongoing. The SLE program continues to advance. The company expects to start one or more Phase 2 studies in 2006 based on the cumulative body of data generated from the ongoing Phase 1b studies.

IL-21
Enrollment began in July in Part B of a Phase 1 study in patients with metastatic melanoma or renal cell carcinoma. Treatment is expected to be completed by the end of the year, and data from the study will be used in the design of a Phase 2 study expected to begin in 2006. The company and Novo Nordisk completed a collaborative agreement in August 2005, providing the framework for data and cost sharing as well as development of a single product worldwide. Novo Nordisk has licensed the rights to IL-21 outside North America.

BUSINESS DEVELOPMENT
In October 2005, ZymoGenetics earned a milestone payment under a worldwide exclusive license for rFactor XIII (rFXIII) granted to Novo Nordisk A/S in late 2004. This payment was triggered as Novo Nordisk initiated a Phase 1 study designed primarily to investigate the safety of rFXIII in patients undergoing cardiac surgery. The Phase 1 study in cardiac surgery is the first of several rFXIII studies planned by Novo Nordisk.

                                         ZymoGenetics Third Quarter 2005 Results
                                                                November 3, 2005
                                                                     Page 3 of 4

UPCOMING EVENT
ZymoGenetics senior management will hold an Analyst & Investor Briefing on Thursday, December 8 from 9:30 a.m. to 1:00 p.m., at the Four Seasons Hotel in New York City. To attend this session, please contact Susan Specht at (206) 442-6592 or spechts@zgi.com.

ABOUT ZYMOGENETICS
ZymoGenetics is a biopharmaceutical company focused on the discovery, development and commercialization of therapeutic proteins for the prevention or treatment of human diseases. The Company is developing a diverse pipeline of potential proprietary product candidates that are moving into and through clinical development. These candidates span a wide array of clinical opportunities that include bleeding, autoimmune diseases and cancer. ZymoGenetics intends to commercialize these product candidates through internal development, collaborations with partners and out-licensing of patents from its extensive patent portfolio. For further information, visit www.zymogenetics.com.

FORWARD LOOKING STATEMENTS
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of ZymoGenetics. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. ZymoGenetics' actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with our unproven discovery strategy, preclinical and clinical development, regulatory oversight, intellectual property claims and litigation and other risks detailed in ZymoGenetics' public filings with the Securities and Exchange Commission, including ZymoGenetics' Annual Report on Form 10-K for the year ended December 31, 2004. Except as required by law, ZymoGenetics undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

                            -Financial Tables Follow-

                                         ZymoGenetics Third Quarter 2005 Results
                                                                November 3, 2005
                                                                     Page 4 of 4

                               ZYMOGENETICS, INC.
                       CONDENSED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)
                                   (unaudited)

                                                               Three Months Ended              Nine Months Ended
                                                                 September 30,                   September 30,
                                                          ----------------------------    ----------------------------
                                                              2005            2004            2005            2004
                                                          ------------    ------------    ------------    ------------
Revenues:
      Royalties                                           $      1,664    $      3,408    $      5,882    $      8,181
      Option fees                                                2,659           1,875           7,978           5,625
      License fees and milestone payments                        3,175           6,653          13,607          12,171
                                                          ------------    ------------    ------------    ------------
                   Total revenues                                7,498          11,936          27,467          25,977
Operating expenses:
      Research and development, excluding noncash
           stock-based compensation                             22,502          26,963          71,174          68,871
      General and administrative, excluding noncash
           stock-based compensation                              5,596           4,758          16,988          13,153
      Noncash stock-based compensation expense                     527           1,490           2,726           7,822
                                                          ------------    ------------    ------------    ------------
                   Total operating expenses                     28,625          33,211          90,888          89,846
                                                          ------------    ------------    ------------    ------------
Loss from operations                                           (21,127)        (21,275)        (63,421)        (63,869)
Other income (expense), net                                        776            (727)            479          (1,496)
                                                          ------------    ------------    ------------    ------------
Net loss                                                  $    (20,351)   $    (22,002)   $    (62,942)   $    (65,365)
                                                          ============    ============    ============    ============
Basic and diluted net loss per share                      $      (0.33)   $      (0.41)   $      (1.06)   $      (1.23)
                                                          ============    ============    ============    ============
Weighted-average number of shares used in
      computing net loss per share                              62,371          53,762          59,317          53,225
                                                          ============    ============    ============    ============

                            CONDENSED BALANCE SHEETS
                                 (in thousands)
                                   (unaudited)

                                                          September 30,   December 31,
                                                              2005           2004
                                                          -------------   ------------
Cash, cash equivalents and short-term investments         $     378,059   $    324,998
Other current assets                                              6,075          9,512
Property and equipment, net                                      71,099         71,960
Other assets                                                      6,135          5,714
                                                          -------------   ------------
       Total assets                                       $     461,368   $    412,184
                                                          =============   ============

Current liabilities                                       $      25,195   $     37,149
Lease obligations                                                66,504         66,085
Other non-current liabilities                                    22,452         30,400
Shareholders' equity                                            347,217        278,550
                                                          -------------   ------------
       Total liabilities and shareholders' equity         $     461,368   $    412,184
                                                          =============   ============

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